Exhibit 10.1

English Translation of Loan Agreement

Lender/Investor (Party A): Golden Heaven Group Holdings Ltd.

Borrower/Target Company (Party B): Dayi Group Holdings Company Limited

WHEREAS：

1.	Party B is a company established in accordance with the law and in effect, mainly engaged in cultural tourism industry resources, amusement, hotel, scenic spot and other project investment, operation and management business. At present, Party B is in good operating condition. Due to the needs of business development, Party B applies for loan from Party A.

2.	Party A agrees to provide the loan to Party B and, based on its confidence in the future development of Party B, hopes to obtain the right of first refusal to acquire the equity of Party B from the existing shareholders of Party B in the future.

3.	The preliminary information provided by Party B shows that its business is in good condition and the net profit in 2025 is expected to reach $4 million USD.

Therefore, the parties have reached the following agreement through friendly negotiation:

Article 1 Basic terms of loan

1.1	Loan amount: Party A agrees to provide Party B with a total loan of $50 million (USD 50,000,000).

1.2	Loan payment: Party A shall pay the loan in a lump sum to the account designated by Party B within 7 working days after this Agreement becomes effective and Party B has met all the withdrawal conditions.

1.3	Interest rate: The annual interest rate (rate) of this loan is 6%, which shall be calculated from the date when the loan amount reaches Party B’s account.

1.4	Interest payment: The loan interest shall be paid quarterly. Party B shall pay the current interest to the account designated by Party A before the [20th] day of the last month of each quarter. The first interest payment date shall be the end of the first quarter after the loan is disbursed.

1.5	Loan term: The term of this loan shall be [5] years, counting from the date of loan issuance. Upon maturity, Party B shall repay all principal and the last interest payment in a lump sum. Both parties agree that this loan may be converted into equity in accordance with Article 3 hereof.

1.6	Purpose of the loan: Party B promises that the loan shall only be used for supplementing working capital, project research & development and market expansion, and shall not be used for other purposes without Party A’s written consent.

Article 2 Representations, warranties and undertakings

2.1 Party B represents and warrants to Party A that:

(A) All financial data provided by Party B (including but not limited to historical financial data and forecast financial data) are true, accurate and complete without misleading statements.

(b) The execution and performance of this Agreement does not violate any laws, regulations or the Articles of Association of the Company, nor does it conflict with any contract previously signed by the Company.

2.2 Party B undertakes that:

(a) Provide Party A with the audit report for the year 2025 (“2025 Audit Report”) of Party B issued by an accounting firm with relevant qualifications recognized by Party A before March 31, 2026.

(b) Provide Party A with the financial report for the first half of 2026 (“2026 Semi-Annual Report”), issued by an institution approved by Party A, before July 31, 2026, which shall be reviewed by a public accounting firm approved by Party A.

(c) Provide audit or review reports issued by accounting firms approved by Party A to Party A on a regular basis during the term of the loan.

Article 3 Equity acquisition options

3.1 First Acquisition Option:

(a) Exercise conditions: The audit report of 2025 provided by Party B shows that its audited after-tax net profit in 2025 reaches or exceeds $4 million (USD 4,000,000).

(b) Exercise contents: Once the above conditions are reached, Party A shall be granted an irrevocable option, which has the rights (but not the obligation) to acquire from Party B’s existing shareholders not less than 20% of the total equity issued by Party B at that time before June 30, 2026.

(c) Exercise Method and Consideration: Party A may exercise the option by giving written notice to Party B. The acquisition consideration shall be determined based on the company’s overall valuation calculated by multiplying Party B’s audited net profit for 2025 by 25 times the price-to-earnings ratio (PE). Party A has the right to choose to pay in cash, directly convert all or part of the loan claims under this agreement (principal and accrued interest) into equity (“debt-for-equity conversion”), or adopt a combination of both payment methods.

3.2 Party A shall have the right to further acquire the equity of Party B, and Party A and Party B shall negotiate in good faith on the acquisition arrangement.

Article 4. Exclusivity clause

4.1 From the date of signing this Agreement to the date of repayment by Party B (“Exclusivity Period”), Party B and its shareholders shall not directly or indirectly negotiate, consult or sign any agreement, letter of intent or other legal documents with any third party regarding equity financing, debt financing, merger, acquisition, reorganization and other matters of Party B.

4.2 During the exclusivity period, Party A shall have exclusive priority rights to acquire the equity of Party B. Party B warrants that Party A shall have the right of first refusal under the same conditions if its shareholders plan to sell their equity.

Article 5. Breach of contract

5.1 The following circumstances shall constitute a breach by Party B:

(a) Party B fails to pay any interest or due principal in full and on time as agreed herein;

(b) The representations and warranties provided by Party B are proved to be false or misleading;

(c) Party B breaches any of its commitments under this Agreement (including but not limited to exclusive commitments and reporting commitments);

(d) Major adverse changes occur in Party B’s main business or assets.

5.2 Remedy for Breach: In the event of a breach, Party A shall have the right to take one or more of the following measures:

(a) Declare all the principal and accrued interest of the loan to be immediately due and demand that Party B repay immediately;

(b) Require Party B to pay double the penalty interest;

(c) Terminate any subsequent obligations of Party A under this Agreement (including the acquisition obligation);

(d) Require Party B to compensate Party A for all losses suffered thereby.

Article 6 Governing law and dispute resolution

6.1 Any dispute arising from or in connection with this Agreement shall first be settled through friendly negotiation between the parties. If no agreement is reached, either party shall have the right to submit the dispute to the Hong Kong International Arbitration Centre for arbitration in accordance with arbitration rules in effect at that time. The arbitration award shall be final and binding upon both parties.

Article 7 Other provisions

7.1 The equity acquisition option clause and specific acquisition matters contained in Article 3 hereof shall be subject to a formal Equity Acquisition Agreement to be signed by both parties separately.

7.2 This Agreement is made in duplicate, with each party holding one copy and both copies having the same legal effect.

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Party A (Golden Heaven Group Holdings Ltd.)

Signature of authorized representative: /s/ Golden Heaven Group Holdings Ltd.

September 25, 2025

Party B (Dayi Group Holdings Company Limited)

Signature of authorized representative: /s/ Dayi Group Holdings Company Limited

September 25, 2025

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